Exhibit 99.1

FIRST UNITED CORPORATION ANNOUNCES 1st QUARTER 2011 EARNINGS

OAKLAND, MARYLAND—April 28, 2011:  First United Corporation (NASDAQ: FUNC), a financial holding company and the parent company of First United Bank & Trust, announces consolidated net income available to common shareholders of $.6 million for the first quarter of 2011, compared to a net loss attributable to common shareholders of $5.5 million for the same period of 2010.  Basic and diluted net income per common share for the first quarter of 2011 were both $.09, compared to basic and diluted net loss per common share of $.90 for the same period of 2010.  The Company’s change in earnings, from a net loss for the first quarter of 2010 to net income for the first quarter of 2011, resulted primarily from a $2.2 million reduction in provision expense and a $2.2 million reduction in losses from sales of securities and other real estate owned.  In addition, non-cash other-than-temporary impairment charges were $7.5 million lower than for the same time period in 2010.  The decreases were offset by a $3.7 million increase in income tax and a decline in net interest income of $2.6 million.  The decrease in net interest income was driven by a $4.0 million reduction in interest income on a fully tax-equivalent basis attributable to lower levels of loans and investment securities and the historically high levels of cash.  The net interest margin for the first three months of 2011, on a fully tax-equivalent basis, decreased to 2.73% from 3.19% for the first quarter of 2010 and showed a slight increase as compared to 2.71% for the year ended December 31, 2010.  We anticipate that the margin will improve as management intends to begin deploying excess cash into the investment portfolio and repay, rather than renew, brokered deposits and wholesale borrowings at their stated maturities.

According to William B. Grant, Chairman, Chief Executive Officer and President, “The first quarter marks the beginning of the restructuring of our balance sheet.  As a result of the recessionary losses we experienced over the last couple of years, we have seen an increase in criticized assets.  In order to protect the Bank against the risks associated with these assets, we have accumulated high levels of cash and have worked to increase our capital ratios.  Both of these actions, as well as the increased level of non-accrual loans, have impacted our core earnings.  Given the weak lending demand and the low investment returns available in the markets, our Board and management team made a decision to reduce assets on our balance sheet to a size that reflects our existing capital levels.  We used excess cash to repay approximately $165.5 million in non-core wholesale funding, resulting in reduced interest expense, lower risk and higher capital ratios.  We intend to continue this strategy throughout 2011 as our debt matures.”

“Our employees are focused on growing core deposits and lending to qualified borrowers in our market areas.  We are steadfast in our efforts to work with our borrowers who have been negatively impacted by the recession.  In this financial environment, it will take time for them to recover from reduced cash flow, slower ramp-up time for new business ventures and conservative consumer spending.  With time, however, we believe many of these borrowers will prevail.  We are encouraged by the positive earnings for the first quarter and are hopeful that our core earnings will continue to improve over the next few quarters.”

For the quarter ended March 31, 2011, the Corporation’s annualized return on average assets and average shareholders’ equity were .25% and 4.03%, respectively, compared to (1.19%) and (20.20%), respectively, for the same period of 2010.

Total assets were $1.5 billion at March 31, 2011, a decrease of $179.9 million (10.6%) since December 31, 2010.  During this time period, cash and interest-bearing deposits in banks decreased $146.0 million, our investment portfolio decreased $4.0 million, and gross loans decreased $29.2 million, net of the movement of $44.5 million of the indirect auto portfolio to loans held for sale. Deferred tax assets increased $.8 million. Total liabilities decreased approximately $181.2 million during the first three months of 2011, reflecting decreases in total deposits of $174.1 million and in long-term borrowings of $10.3 million due to repayment of one maturing FHLB advance, offset by a $3.9 million increase in short-term borrowings as a result of an increase in repurchase agreements.  Total deposits decreased as a result of repaying $165.5 million in brokered deposits and CDARs deposits, offset by $6.0 million in core retail deposit growth.  Shareholders’ equity increased by $1.3 million from December 31, 2010 to March 31, 2011.

Comparing loans at March 31, 2011 to loans at December 31, 2010, outstanding loans decreased by $29.2 million (2.9%), net of the movement of $44.5 million of the indirect auto portfolio to loans held for sale.  Commercial real estate loans decreased $21.2 million as a result of the payoff of several large loans and ongoing scheduled principal repayments.  This decrease is consistent with our strategy to reduce its concentration in commercial real estate loans.  Commercial and industrial loans increased $2.4 million and residential mortgages declined $3.1 million.  The decrease in the residential mortgage portfolio is attributable to regularly scheduled principal payments on existing loans and management’s decision to use secondary market outlets such as Fannie Mae for the majority of new, longer-term, fixed rate residential loan originations.  The consumer portfolio declined $5.8 million, net of the movement of $44.5 million of the indirect auto portfolio to loans held for sale, as repayment activity in the indirect auto portfolio exceeded new production due to special financing offered by the automotive manufacturers, credit unions and certain large regional banks.  At March 31, 2011, approximately 69% of the commercial loan portfolio was collateralized by real estate, compared to approximately 71% of the commercial loan portfolio being collateralized by real estate at December 31, 2010.

Total deposits decreased $174.1 million during the first three months of 2011 when compared to deposits at December 31, 2010.  Non-interest bearing deposits increased $7.9 million.  Traditional savings accounts increased $9.0 million while total money market accounts decreased $72.5 million due primarily to the repayment of $55.5 million in brokered accounts.  Time deposits less than $100,000 declined $8.6 million and time deposits greater than $100,000 decreased $110.7 million.  The decrease in time deposits greater than $100,000 was primarily due to the repayment of $65.0 million in brokered certificates of deposit and a $45.0 million maturity in the CDARs product for a local municipality.  Although brokered deposits are at very low rates in the current environment, management made the decision to deploy a portion of the excess liquidity to repay these funds rather than renew them.

Comparing March 31, 2011 to December 31, 2010, shareholders’ equity increased from $95.6 million to $97.0 million.  The increase of $1.4 million in shareholders’ equity was attributable to the net income recorded in the first quarter of 2011 along with a reduction in accumulated other comprehensive loss.  The book value of the Corporation’s common stock increased from $10.68 per share at December 31, 2010 to $10.89 per share at March 31, 2011.

At March 31, 2011, there were approximately 6,166,037 outstanding shares of the Corporation’s common stock, an outstanding immediately exercisable warrant to purchase 326,323 shares of the Corporation’s common stock, and 30,000 outstanding shares of the Corporation’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A.

Net- Interest Income (Tax-Equivalent Basis)

Net interest income on a fully tax-equivalent (“FTE”) basis decreased $2.6 million during the first three months of 2011 over the same period of 2010 due to a $4.0 million (19.9%) decrease in interest income, partially offset by a $1.4 million (18.2%) decrease in interest expense.  The decrease in net interest income resulted primarily from a shift in the mix of earning assets from loans and investment securities into cash and cash equivalents (other interest earning assets) for the periods compared, as the Corporation made the decision to increase its liquidity position during this period of risk and economic uncertainty.  The increased liquidity position throughout 2010 negatively impacted the net interest margin resulting in a decline of 46 basis points to 2.73% at March 31, 2011 from 3.19% for the same period of 2010 and 2.71% at December 31, 2010.

The overall $125.5 million decrease in average interest-earning assets at lower yields also impacted the 66 basis point decline in the average yield on our average earning assets, which decreased from 5.10% for the first three months of 2010 to 4.44% for the first three months of 2011 (on an FTE basis).

Interest expense decreased during the first three months of 2011 when compared to the same period of 2010 due primarily to the $104.7 million decline in average interest bearing deposits. The overall effect was a 21 basis point decrease in the average rate paid on our average interest-bearing liabilities from 2.01% for the three months ended March 31, 2010 to 1.80% for the same period of 2011.

Asset Quality

The ratio of non-performing and 90 days past-due loans to total loans at March 31, 2011 was 4.16%, compared to 3.73% at December 31, 2010 and 4.17% at March 31, 2010.  The ratio of non-performing and 90 days past-due loans to total assets at March 31, 2011 and March 31, 2010 was 2.57%, compared to 2.22% at December 31, 2010.  Performing loans considered to be impaired (including performing restructured loans, also known as troubled debt restricting), as defined and identified by management, amounted to $38.5 million at March 31, 2011 and $27.7 million at December 31, 2010.  Loans are identified as impaired when management determines, based on current information and events, that we will be unable to collect all amounts due according to contractual terms.  These loans consist primarily of acquisition and development loans and commercial real estate loans.  The fair values are generally determined based upon independent third party appraisals of the collateral or discounted cash flows based upon the expected proceeds.  Specific allocations have been made where management believes there is insufficient collateral to repay the loan balance if liquidated and there is no secondary source of repayment available.

The provision for loan losses was $1.3 million for the first three months of 2011, compared to $3.6 million for the same period of 2010.  The lower provision for loan losses is primarily a result of lower loan balances and a leveling in criticized loans.

Non-Interest Income and Non-Interest Expense

Other operating income, exclusive of losses, increased $.2 million during the first three months of 2011 when compared to the same period of 2010.  Service charge income decreased $.2 million due primarily to a reduction in non-sufficient funds (NSF) fees.  Debit card income increased $.2 million during the first quarter of 2011 compared to the same period of 2010 due to increased consumer spending.  Trust department income increased $.1 million during the first three months of 2011 when compared to the first three months of 2010 due to an increase in assets under management and the fees received on those accounts.  Assets under management were approximately $603 million at March 31, 2011, a 9.4% increase over March 31, 2010.

Net gains of $.1 million were reported through other income in the first three months of 2011, compared to net losses of $9.6 million during the same period of 2010.  There were $19,000 in losses in 2011 that were attributable to non-cash other-than-temporary impairment charges on the investment portfolio, down from the $7.5 million in 2010.  Other gains of $.1 million in the first three months of 2011 consisted primarily of $.2 million from sales of investments offset by $.1 million in write-downs of other real estate owned.

Other operating expenses decreased $.2 million (2%) for the first three months of 2011 when compared to the first three months of 2010.  The decrease for the first three months of 2011 is primarily due to a decline of $.5 million in salaries and benefits resulting from reduced service costs in the pension plan and a reduction of full-time equivalents through attrition within the Corporation.  Other miscellaneous expenses increased $.3 million for the first three months of 2011 when compared to the same time period of 2010.  This increase is attributable to increases in expenses such as marketing, legal and consulting fees, other real estate owned expenses, and line rentals.

ABOUT FIRST UNITED CORPORATION

First United Corporation is the parent company of First United Bank & Trust, a Maryland trust company (the “Bank), three statutory trusts that were used as financing vehicles, and First United Insurance Group, LLC, a full service insurance provider organized under Maryland law.  The Bank is the parent company of OakFirst Loan Center, Inc., a West Virginia finance company; OakFirst Loan Center, LLC, a Maryland finance company; and First OREO Trust, a Maryland statutory trust formed to hold foreclosed assets.  These entities operate a network of offices throughout Garrett, Allegany, Washington, and Frederick counties in Maryland, as well as Mineral, Hardy, Berkeley, and Monongalia counties in West Virginia.  The Bank also owns a majority interest in Cumberland Liquidation Trust, a Maryland statutory trust formed to hold real estate that secured a loan in which the Bank had participated, and a 99.9% limited partnership interests in Liberty Mews Limited Partnership, a Maryland limited partnership formed for the purpose of acquiring, developing and operating low-income housing units in Garrett County, Maryland.  The Corporation’s website is www.mybank4.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  Forward-looking statements do not represent historical facts, but are statements about management’s beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives.  These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions.  Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true.  These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements.  For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission entitled “Risk Factors”.

FIRST UNITED CORPORATION
Oakland, MD
Stock Symbol : FUNC
(Dollars in thousands, except per share data)

	Three Months Ended
	unaudited
	31-Mar	31-Mar
	2011	2010
EARNINGS SUMMARY
Interest income	$15,569	$19,521
Interest expense	$6,158	$7,528
Net interest income	$9,411	$11,993
Provision for loan losses	$1,344	$3,555
Noninterest income:
Operating noninterest income	$3,821	$3,583
Non-operating noninterest income:
Net gains/(losses)-other	$101	$(2,088)
Net securities impairment losses	$(19)	$(7,514)
Noninterest expense	$10,913	$11,145
Income tax expense/(benefit)	$100	$(3,615)
Net income/(loss)	$957	$(5,111)
Net income available to/(loss attributable) to
common shareholders	$563	$(5,501)
Cash dividends paid	$-	614

	Three Months Ended
	unaudited
	31-Mar	31-Mar
	2011	2010
PER COMMON SHARE
Basic/ Diluted Net Income/(Loss) Per Common Share	$0.09	$(0.90)

Book value	$10.89	$11.54
Closing market value	$3.09	$6.00
Market Range:			% Change
High	$3.15	$6.06	-48.02%
Low	$3.01	$5.85	-48.55%
Common shares
outstanding at period end	6,166,037	6,143,947

PERFORMANCE RATIOS (Period End, annualized)
Return on average assets	0.25%	-1.19%
Return on average shareholders'
equity	4.03%	-20.20%
Net interest margin	2.73%	3.19%
Efficiency ratio	79.30%	170.80%

PERIOD END BALANCES	31-Mar	31-Dec	31-Mar
	2011	2010	2010

Assets	$1,516,551	$1,696,445	$1,784,266
Earning assets	$1,217,758	$1,344,234	$1,447,400
Loans held for sale	$44,502	--	--
Gross loans	$936,040	$1,009,753	$1,100,571
Commercial Real Estate	$327,380	$348,584	$341,915
Acquisition and Development	$155,476	$156,892	$199,626
Commercial and Industrial	$72,362	$69,992	$82,308
Residential Mortgage	$353,617	$356,742	$376,087
Consumer	$27,205	$77,543	$100,635
Investment securities	$225,729	$229,687	$275,940
Total deposits	$1,127,580	$1,301,646	$1,357,164
Noninterest bearing	$128,998	$121,142	$113,234
Interest bearing	$998,582	$1,180,504	$1,243,930
Shareholders' equity	$96,964	$95,640	$100,601

CAPITAL RATIOS	31-Mar	31-Dec	31-Mar
Period end capital to risk-	2011	2010	2010
weighted assets:
Tier 1	10.12%	9.74%	9.35%
Total	11.94%	11.57%	11.68%

ASSET QUALITY
Net charge-offs for the quarter	$2,073	$7,223	$1,759
Nonperforming assets: (Period End)
Nonaccrual loans	$38,607	$34,905	$45,447
Restructured loans	$16,220	$15,099	$28,060
Loans 90 days past due
and accruing	$350	$2,792	$447
Other real estate owned	$18,032	$18,072	$10,252
Total nonperforming assets
and past due loans	$38,957	$37,697	$45,894
Allowance for credit losses
to gross loans, at period end	2.29%	2.19%	1.99%
Nonperforming and 90 day past-due loans
to gross loans, at period end	4.16%	3.73%	4.17%
Nonperforming loans and 90 day past-due
loans to total assets, at period end	2.57%	2.22%	2.57%